FORM OF AGREEMENT AND PLAN OF REORGANIZATION

AND TERMINATION

THIS AGREEMENT AND PLAN OF REORGANIZATION AND TERMINATION (“Agreement”) is made as of [______], 2006 between TIAA-CREF Mutual Funds, a Delaware statutory trust (“Retail Trust”), on behalf of its segregated portfolios of assets (“series”) specified on Appendix A hereto (each a “Target Fund”), and TIAA-CREF Institutional Mutual Funds, a Delaware statutory trust (“Institutional Trust”), on behalf of its corresponding series as specified on Appendix A hereto (each an “Acquiring Fund”).* (Target Fund and Acquiring Fund are sometimes herein referred to herein individually as a “Fund” and collectively as the “Funds,” and Retail Trust and Institutional Trust are sometimes referred to herein individually as an “Investment Company” and collectively as the “Investment Companies.”) All agreements, representations, actions and obligations described herein made or to be taken or undertaken by either Fund are made and shall be taken by Institutional Trust on behalf of Acquiring Fund and by Retail Trust on behalf of Target Fund.

The Investment Companies wish to effect a reorganization between each Target Fund and its counterpart Acquiring Fund as described in Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend this Agreement to be, and adopt it as, a “plan of reorganization” within the meaning of the regulations under the Code (the “Regulations”). Each reorganization will involve the transfer to Acquiring Fund of its counterpart Target Fund’s assets in exchange solely for voting shares of beneficial interest of Acquiring Fund, par value $0.0001 per share (“Acquiring Fund Shares”), and the assumption by Acquiring Fund of Target Fund’s liabilities, followed by the constructive distribution of the Acquiring Fund Shares pro rata to the holders of shares of beneficial interest in Target Fund (“Target Fund Shares”) in exchange therefore, all on the terms and conditions set forth herein. The foregoing transactions are referred to herein collectively as the “Reorganization.”

The Target Fund Shares (the “Target Fund Shares”) are comprised of one share class. The Acquiring Fund Shares are comprised of up to three share classes, designated as “Retail Class,” Institutional Class,” and “Retirement Class” shares. Only Acquiring Fund’s Retail Class shares (“Retail Class Acquiring Fund Shares”) and Institutional Class shares (“Institutional Class Acquiring Fund Shares”) are involved in the Reorganization. Those Target Fund shareholders who meet the eligibility requirements to own Institutional Class Acquiring Fund Shares, as outlined in the Acquiring Funds’ currently effective Prospectuses, shall receive Institutional Class Acquiring Fund Shares in the Reorganization. (The shares of such Target Fund shareholders who are eligible for Institutional Class Acquiring Fund Shares shall be referred to herein as “Institutional-Eligible Target Fund Shares.”) All other Target Fund shareholders shall receive Retail Class Acquiring Fund Shares in the Reorganization.

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*This Agreement is equally and independently effective with respect to each Target Fund and Acquiring Fund pair noted on Appendix A hereto, so that, in effect, this one Agreement shall operate as eleven separate Agreements each between one corresponding pair of Target and Acquiring Funds.

In consideration of the mutual promises contained herein, the parties agree as follows:

1.	PLAN OF REORGANIZATION AND TERMINATION

1.1.     Target Fund agrees to assign, sell, convey, transfer and deliver all of its assets described in paragraph 1.2 (the “Assets”) to Acquiring Fund. Acquiring Fund agrees in exchange therefore:

(a)

to issue and deliver to Target Fund the number of full and fractional (rounded to the third decimal place): (i) Institutional Class Acquiring Shares determined by dividing the net asset value (“NAV”) of the Target Fund (computed as set forth in paragraph 2.1) attributable to the Institutional-Eligible Target Fund Shares by the NAV per share of the Institutional Class Acquiring Fund Shares (computed as set forth in paragraph 2.2), and (ii) Retail Class Acquiring Fund Shares determined by dividing the NAV of the Target Fund (computed as set forth in paragraph 2.1) attributable to the Target Fund Shares not designated as Institutional-Eligible Target Fund Shares by the NAV per share of the Retail Class Acquiring Fund Shares (computed as set forth in paragraph 2.2), and

(b)	to assume all of Target Fund’s liabilities as described in paragraph 1.3 (the “Liabilities”).

Such transactions shall take place at the Closing (as defined in paragraph 3.1).

1.2.     The Assets shall include all cash, cash equivalents, securities, receivables (including securities, interest and dividends receivable), claims and rights of action, rights to register shares under applicable securities laws, books and records, deferred and prepaid expenses shown as assets on Target Fund’s books, and other property owned by Target Fund at the Effective Date (as defined in paragraph 3.1).

1.3.     The Liabilities shall include all of Target Fund’s liabilities, debts, obligations and duties of whatever kind or nature, whether absolute, accrued, contingent or otherwise, whether or not arising in the ordinary course of business, whether or not determinable at the Effective Time, and whether or not specifically referred to in this Agreement. Notwithstanding the foregoing, Target Fund agrees to use its best efforts to discharge all of its known Liabilities before the Effective Time.

1.4.     At or immediately before the Effective Time, Target Fund shall declare and pay to its shareholders a dividend and/or distribution in an amount large enough so that it will have distributed substantially all (and in any event not less than 90%) of its “investment company taxable income” (as defined in Section 852(b)(2) of the Code, but computed without regard to any deduction for dividends paid) and substantially all of its realized “net capital gain” (as defined in Section 1222(11) of the Code), if any, for the current taxable year through the Effective Time.

1.5.     At the Effective Time (or as soon thereafter as is reasonably practicable), Target Fund shall distribute the Acquiring Fund Shares it receives pursuant to paragraph 1.1 to Target Fund’s shareholders of record, determined as of the Effective Time (each, a “Shareholder” and collectively, the “Shareholders”), in constructive exchange for their Target Fund Shares. Such distribution shall be accomplished by Institutional Trust’s transfer agent opening accounts on Acquiring Fund’s share transfer books in the Shareholders’ names and transferring such Acquiring Fund Shares thereto. Each Shareholder’s account shall be credited with the respective pro rata number of full and fractional (rounded to the third decimal place) Acquiring Fund Shares due that Shareholder, by class (i.e., the account for a Shareholder of Institutional-Eligible Target Fund Shares shall be credited with the respective pro rata number of Institutional Class Acquiring Fund Shares due that Shareholder, and the account for a Shareholder of Target Fund Shares that are not designated as Institutional-Eligible Target Fund Shares shall be credited with the respective pro rata number of Retail Class Acquiring Fund Shares due that Shareholder). All outstanding Target Fund Shares, including any represented by certificates, shall simultaneously be canceled on Target Fund’s share transfer books. Acquiring Fund shall not issue any certificates representing the Acquiring Fund Shares issued in connection with the Reorganization.

1.6.     As soon as reasonably practicable after the distribution of the Acquiring Fund Shares pursuant to paragraph 1.5, but in all events within six months after the Effective Time, Target Fund shall be terminated as a series of Retail Trust and any further actions shall be taken in connection therewith as required by applicable law.

1.7.     Any reporting responsibility of Target Fund to a public authority is and shall remain its responsibility up to and including the date on which it is terminated.

1.8.     Any transfer taxes payable upon issuance of Acquiring Fund Shares in a name other than that of the registered holder on Target Fund’s books of the Target Fund Shares constructively exchanged therefore shall be paid by the person to whom such Acquiring Fund Shares are to be issued, as a condition of such transfer.

2.	VALUATION

2.1.     For purposes of paragraph 1.1(a), Target Fund’s NAV shall be (a) the value of the Assets computed as of the close of regular trading on the New York Stock Exchange (“NYSE”) on the date of the Closing (“Valuation Time”), using the valuation procedures set forth in Target Fund’s then-current prospectus and statement of additional information (“SAI”), less (b) the amount of Liabilities as of the Valuation Time.

2.2.     For purposes of paragraph 1.1(a), the NAV per share of the Acquiring Fund Shares shall be computed as of the Valuation Time, using the valuation procedures set forth in Acquiring Fund’s prospectus and SAI.

2.3.     All computations pursuant to paragraphs 2.1 and 2.2 shall be made by or under the direction of Teachers Advisors, Inc. (“Teachers Advisors”).

3.	CLOSING AND EFFECTIVE TIME

3.1.     The Reorganization, together with related acts necessary to consummate the same (“Closing”), shall occur at Institutional Trust’s principal office on or about August 25, 2006, or at such other place and/or on such other date as to which the Investment Companies may agree. All acts taking place at the Closing shall be deemed to take place simultaneously as of the close of business on the date thereof or at such other time as to which the Investment Companies may agree (the “Effective Time”). If, immediately before the Valuation Time, (a) the NYSE is closed to trading or trading thereon is restricted, or (b) trading or the reporting of trading on the NYSE or elsewhere is disrupted so that accurate appraisal of the NAV of the Target Funds and the NAV per share of the Acquiring Fund Shares is impracticable, the Effective Time shall be postponed until the first business day after the day when such trading shall have been fully resumed and such reporting shall have been restored.

3.2.     Retail Trust’s accounting and pricing agent shall deliver at Closing a certificate of an authorized officer verifying that the information (including adjusted basis and holding period, by lot) concerning the Assets, including all portfolio securities, transferred by Target Fund to Acquiring Fund, as reflected on Acquiring Fund’s books immediately following the Closing, does or will conform to such information on Target Fund’s books immediately before the Closing. Retail Trust’s custodian shall deliver at the Closing a certificate of an authorized officer stating that (a) the Assets held by the custodian will be transferred to Acquiring Fund at the Effective Time and (b) all necessary taxes in conjunction with the delivery of the Assets, including all applicable federal and state stock transfer stamps, if any, have been paid or provision for payment has been made.

3.3.     Retail Trust shall deliver to Institutional Trust at the Closing a list of the names and addresses of the Shareholders and the number of outstanding Target Fund Shares owned by each such Shareholder, all as of the Effective Time, certified by Retail Trust’s Secretary or Assistant Secretary. Institutional Trust’s transfer agent shall deliver at the Closing a certificate as to the opening on Acquiring Fund’s share transfer books of accounts in the Shareholders’ names. Institutional Trust shall issue and deliver a confirmation to Retail Trust evidencing the Acquiring Fund Shares to be credited to Target Fund’s account on Acquiring Fund’s books. At the Closing, each party shall deliver to the other bills of sale, checks, assignments, stock certificates, receipts or other documents the other party or its counsel reasonably requests.

3.4.     Each Investment Company shall deliver to the other at the Closing a certificate executed in its name by its President or a Vice President in form and substance satisfactory to the recipient and dated the Effective Time, to the effect that the representations and warranties it made in this Agreement are true and correct at the Effective Time except as they may be affected by the transactions contemplated by this Agreement.

4.	REPRESENTATIONS AND WARRANTIES

4.1.	Target Fund represents and warrants as follows:

4.1.1.   Retail Trust is a statutory trust that is duly organized and validly existing under the laws of the State of Delaware; and a copy of its Amended and Restated Declaration of Trust is on file with the State of Delaware;

4.1.2.   Retail Trust is duly registered as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”), and such registration is in full force and effect;

4.1.3.   Target Fund is a duly established and designated series of Retail Trust;

4.1.4.   At the Closing, Target Fund will have good and marketable title to the Assets and full right, power and authority to sell, assign, transfer and deliver the Assets free of any liens or other encumbrances (except securities that are subject to “securities loans” as referred to in Section 851(b)(2) of the Code); and on delivery and payment for the Assets, Acquiring Fund will acquire good and marketable title thereto;

4.1.5.   Target Fund’s current prospectus and SAI conform in all material respects to the applicable requirements of the Securities Act of 1933, as amended (“1933 Act”), and the 1940 Act and the rules and regulations thereunder and do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

4.1.6.   Target Fund is not in violation of, and the execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not conflict with or violate Delaware law or any provision or Retail Trust’s Declaration of Trust or its By-Laws or of any agreement, instrument, lease or other undertaking to which Target Fund is a party or by which it is bound or result in the acceleration of any obligation, or the imposition of any penalty, under any agreement, judgment or decree to which Target Fund is a party or by which it is bound, except as otherwise disclosed in writing to and accepted by Institutional Trust;

4.1.7.   Except as otherwise disclosed in writing to and accepted by Institutional Trust, all material contracts and other commitments of or applicable to Target Fund (other than this Agreement and investment contracts, including options, futures and forward contracts) will be terminated, or provision for discharge of any liabilities of Target Fund thereunder will be made, at or prior to the Effective Time, without either Fund incurring any liability or penalty with respect thereto and without diminishing or releasing any rights Target Fund might have had with respect to actions taken or omitted or to be taken by any other party thereto prior to the Closing;

4.1.8.   Except as otherwise disclosed in writing to and accepted by Institutional Trust, no litigation, administrative proceeding or investigation of or before any court or governmental body is presently pending or (to Retail Trust’s knowledge) threatened against Retail Trust with respect to Target Fund or any of its properties or assets that, if adversely determined, would materially and adversely affect Target Fund’s financial condition or the conduct of its business; Retail Trust knows of no facts that might form the basis for the institution of any such litigation, proceeding or investigation and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially or adversely affects its business or its ability to consummate the transactions contemplated hereby;

4.1.9.   The execution, delivery and performance of this Agreement have been duly authorized as of the date hereof by all necessary action on the part of the Board of Trustees of the Retail Trust (the “Retail Board”), which has made the determinations required by Rule 17a-8(a) under the 1940 Act; and, subject to approval by Target Fund’s shareholders, this Agreement constitutes a valid and legally binding obligation of Target, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and by general principles of equity;

4.1.10.  At the Effective Time, the performance of this Agreement shall have been duly authorized by all necessary action by the Target Fund’s shareholders;

4.1.11.  No governmental consents, approvals, authorizations or filings required under the 1933 Act, the Securities Exchange Act of 1934, as amended (“1934 Act”) or the 1940 Act for the execution and performance of this Agreement by the Retail Trust, except for (a) the filing with the Securities and Exchange Commission (“SEC”) of a registration statement by Institutional Trust on Form N-14 relating to the Acquiring Fund Shares issuable hereunder, and any supplement or amendment thereto (“Registration Statement”), including therein a prospectus/proxy statement (“Proxy Statement”), and (b) such consents, approvals, authorizations and filings as have been made or received or as may be required subsequent to the Effective Time;

4.1.12.  On the effective date of the Registration Statement, at the time of the Shareholders’ Meeting (as defined in paragraph 5.2) and at the Effective Time, the Proxy Statement will (a) comply in all material respects with the applicable provisions of the 1933 Act, the 1934 Act and the 1940 Act and the regulations thereunder and (b) insofar as it relates to the Retail Trust, the Target Fund or the Target Fund Shares, not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of circumstances under which such statements were made, not misleading; provided that the foregoing shall not apply to statements in or omissions from the Proxy Statement made in reliance on and in conformity with information furnished by Institutional Trust for use therein;

4.1.13.  The Liabilities were incurred by the Target Fund in the ordinary course of business; and there are no Liabilities other than Liabilities disclosed or provided for in the Retail Trust’s financial statements referred to in paragraph 4.1.19 and Liabilities incurred by the Target Fund in the ordinary course of business subsequent to [_______], 2006, or otherwise disclosed to Institutional Trust, none of which has been materially adverse to the business, assets or results of Target Fund’s operations;

4.1.14.  Target Fund is a “fund” as defined in Section 851(g)(2) of the Code; it qualified for treatment as a regulated investment company under Subchapter M of Chapter 1 of the Code (“RIC”) for each past taxable year since it commenced operations and will continue to meet all the requirements for such qualification for its current taxable year; the Assets shall be invested at all times through the Effective Time in a manner that ensures compliance with the foregoing; and Target Fund has no earning and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

4.1.15.  Target Fund is not under the jurisdiction of a court in a “title 11 or similar case” (within the meaning of Section 368(a)(3)(A) of the Code);

4.1.16.  Not more than 25% of the value of Target Fund’s total assets (excluding cash, cash items and U.S. governmental securities) is invested in the stock and securities, of any one issuer, and not more than 50% of the value of such assets is invested in the stock and securities of ten or fewer issuers;

4.1.17.  During the five-year period ending at the Effective Time, (a) neither the Target Fund nor any person “related“ (as defined in Section 1.368-1(e)(3) of the Regulations) to Target Fund will have acquired Target Fund Shares, except for shares redeemed in the ordinary course of Target Fund’s business as a series of an open-end investment company as required by Section 22(e) of the 1940 Act, and (b) no distributions will have been made with respect to Target Fund Shares (other than normal, regular dividend distributions made pursuant to Target Fund’s historic dividend-paying practice), either directly or through any transaction, agreement or arrangement with any other person, except for dividends qualifying for the deduction for dividends paid (as defined in Section 561 of the Code) referred to in Sections 852(a)(1) and 4982(c)(1)(A) of the Code;

4.1.18.  Target Fund’s federal income tax returns, and all applicable state and local tax returns, for all taxable years to and including the taxable year ended December 31, 2005, have been timely filed and all taxes payable pursuant to such returns have been timely paid; and

4.1.19.  Retail Trust’s audited financial statements for the year ended December 31, 2005, to be delivered to the Institutional Trust, fairly represent the Target Fund’s financial position as of each date and the results of its operations and changes in its net assets for the periods then ended.

4.1.20.  Target Fund will distribute to its shareholders the Acquiring Fund Shares it receives pursuant to the Reorganization.

4.1.21.  As of the Effective Time, the Target Fund will cease to be a going concern except for the completion of the transactions contemplated pursuant to this Agreement. Following the final liquidating distribution, the Target Fund will cease to be a going concern and will be terminated.

4.2.	Acquiring Fund represents and warrants as follows:

4.2.1.     Institutional Trust is a statutory trust that is duly organized and validly existing under the laws of the State of Delaware; and a copy of its Declaration of Trust is on file with the State of Delaware;

4.2.2.     Institutional Trust is duly registered as an open-end management investment company under the 1940 Act, and such registration is in full force and effect;

4.2.3.     Acquiring Fund is a duly established and designated series of Institutional Trust;

4.2.4.     No consideration other than Acquiring Fund Shares (and the Acquiring Fund’s assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;

4.2.5.     The Acquiring Fund Shares to be issued and delivered to the Target Fund hereunder will, at the Effective Time, have been duly authorized and, when issued and delivered as provided herein (including the receipt of consideration in exchange therefore exceeding their par value), will be duly and validly issued and outstanding shares of Acquiring Fund, fully paid and non-assessable;

4.2.6.     Acquiring Fund’s current prospectuses and SAI conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder and do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

4.2.7.     Acquiring Fund is not in violation of, and the execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not conflict with or violate, Delaware law or any provision of Acquiring Fund’s Declaration of Trust or of any provision of any agreement, instrument, lease or other undertaking to which Acquiring Fund is a party or by which it is bound or result in the acceleration of any obligation, or the imposition of any penalty, under any agreement, judgment or decree to which Acquiring Fund is a party or by which it is bound, except as otherwise disclosed in writing to and accepted by Retail Trust;

4.2.8.     Except as otherwise disclosed in writing to and accepted by Institutional Trust, no litigation, administrative proceeding or investigation of or before any court or governmental body is presently pending or (to Institutional Trust’s knowledge) threatened against Institutional Trust with respect to Acquiring Fund or any of its properties or assets that, if adversely determined, would materially and adversely affect Acquiring Fund’s financial condition or the conduct of its business; Institutional Trust knows of no facts that might form the basis for the institution of any such litigation, proceeding, or investigation and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially or adversely affects its business or its ability to consummate the transactions contemplated hereby;

4.2.9.     The execution, delivery and performance of this Agreement have been duly authorized as of the date hereof by all necessary action on the part of the Board of Trustees of the Institutional Trust (the “Institutional Board” and, together with the Retail Board, the “Boards”), which has made the determinations required by Rule 17a-8(a) under the 1940 Act; and this Agreement constitutes a valid and legally binding obligation of Acquiring Fund, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and by general principles of equity;

4.2.10.    No governmental consents, approvals, authorizations or filings are required under the 1933 Act, the 1934 Act and the 1940 Act for the execution or performance of this Agreement by Institutional Trust, except for (a) the filing with the SEC of the Registration Statement and a post-effective amendment to Institutional Trust’s registration statement on Form N-1A and (b) such consents, approvals, authorizations and filings as have been made or received or as may be required subsequent to the Effective Time;

4.2.11.    On the effective date of the Registration Statement, at the time of the Shareholders’ Meeting, and at the Effective Time, the Proxy Statement will (a) comply in all material respects with the applicable provisions of the 1933 Act, the 1934 Act and the 1940 Act and the regulations thereunder and (b) insofar as it relates to the Institutional Trust, the Acquiring Fund or the Acquiring Fund Shares, not contain any untrue statement of a material fact or omit to state a material fact required to be state therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading; provided that the foregoing shall not apply to statements in or omissions from the Proxy Statement made in reliance on and in conformity with information furnished by Retail Trust for use therein;

4.2.12.    Acquiring Fund is a “fund” as defined in Section 851(g)(2) of the Code; it qualified for treatment as a RIC for each past taxable year since it commenced operations and will continue to meet all the requirements for such qualification for its current taxable year; Acquiring Fund intends to continue to meet all such requirements for the next taxable year; and it has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M of the Code did not apply to it;

4.2.13.    Acquiring Fund has no plan or intention to issue additional Acquiring Fund Shares following the Reorganization except for shares issued in the ordinary course of its business as a series of an open-end investment company; nor is there any plan or intention for Acquiring Fund or any person “related” (within the meaning of Section 1.368-1(e)(3) of the Regulations) to Acquiring Fund to acquire—during the five-year period beginning at the Effective Time, either directly or indirectly or through any transaction, agreement or arrangement with any other person—with consideration other than Acquiring Fund Shares, any Acquiring Fund Shares issued to the Shareholders pursuant to the Reorganization, except for redemptions in the ordinary course of business as a series of an open-end investment company as required by Section 22(e) of the 1940 Act;

4.2.14.   Following the Reorganization, Acquiring Fund (a) will continue Target Fund’s “historic business” (within the meaning of Section 1.368-1(d)(2) of the Regulations) and (b) will use a significant portion of Target Fund’s “historic business assets” (within the meaning of Section 1.368-1(d)(3) of the Regulations) in a business; moreover, Acquiring Fund (c) has no plan or intention to sell or otherwise dispose of any of the Assets, except for dispositions made in the ordinary course of business and dispositions necessary to maintain its status as a RIC, and (d) expects to retain substantially all the Assets in the same form as it receives them in the Reorganization, unless and until subsequent investment circumstances suggest the desirability of change or it becomes necessary to make dispositions thereof to maintain such status;

4.2.15.    There is no plan or intention for the Acquiring Fund to be dissolved or merged into another corporation or statutory trust or any “fund” (within the meaning of Section 851(g)(2) of the Code) thereof following the Reorganization;

4.2.16.    Immediately after the Reorganization, (a) not more than 25% of the value of the Acquiring Fund’s total assets (excluding cash, cash items and U.S. government securities) will be invested in the stock and securities of any one issuer and (b) not more than 50% of the value of such assets will be invested in the stock and securities of five or fewer issuers;

4.2.17.    Acquiring Fund does not directly or indirectly own, nor at the Effective Time will it directly or indirectly own, nor has it directly or indirectly owned at any time during the past five years, any shares of Target Fund;

4.2.18.    During the five-year period ending at the Effective Time, neither the Acquiring Fund nor any person “related” (as defined in Section 1.368-1(e)(3) of the Regulations) to Acquiring Fund will have acquired Target Fund Shares;

4.2.19.    Acquiring Funds’ federal income tax returns, and all applicable state and local tax returns, for all taxable years to and including the taxable year ended September 30, 2005 have been timely filed and all taxes payable pursuant to such returns have been timely paid;

4.2.20.   Institutional Trust’s financial statements for the year ended September 30, 2005, to be delivered to Retail Trust, fairly represent the Acquiring Fund’s financial position as of each such date and the results of its operations and changes to its net assets for the periods then ended; and

4.2.21.    If the Reorganization is consummated, the Acquiring Fund will treat each Shareholder that receives Acquiring Fund Shares in connection with the Reorganization as having made a minimum initial purchase of such shares for the purpose of making additional investments therein, regardless of the value of the shares so received.

4.3.	Each Fund represents and warrants as follows:

4.3.1.     The fair market value of the Acquiring Fund Shares received by each Shareholder will be approximately equal to the fair market value of its Target Fund Shares constructively surrendered in exchange therefor;

4.3.2.     Its management (a) is unaware of any plan or intention of the Shareholders to redeem, sell or otherwise dispose of (i) any portion of their Target Fund Shares before the Reorganization to any person “related” (within the meaning of Section 1.368-1(e)(3) of the Regulations) to either Fund or (ii) any portion of the Acquiring Fund Shares to be received by them in the Reorganization to any person related (as so defined) to Acquiring Fund; (b) does not anticipate dispositions of those Acquiring Fund Shares at the time of or soon after the Reorganization to exceed the usual rate and frequency of dispositions of Acquiring Fund Shares as a series of an open-end investment company; (c) expects that the percentage of Shareholder interests, if any, that will be disposed of as a result of or at the time of the Reorganization will be de minimis; and (d) does not anticipate that there will be extraordinary redemptions of Acquiring Fund Shares immediately following the Reorganization;

4.3.3.     Shareholders will pay their own expenses, if any, incurred in connection with the Reorganization, to the extent that such expenses are charged by entities that are unaffiliated with the Advisor and its affiliates or the Retail or Institutional Trust’s service providers, including but not limited to charges by entities through which Shareholders hold their Shares;

4.3.4.     The fair market value of the Assets on a going concern basis will equal or exceed the amount of the Liabilities to be assumed by Acquiring Fund and those to which the Assets are subject;

4.3.5.     There is no intercompany indebtedness between the Funds that was issued or acquired, or will be settled, at a discount;

4.3.6.     Pursuant to the Reorganization, Target Fund will transfer to Acquiring Fund, and Acquiring Fund will acquire, at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, held by Target Fund immediately before the Reorganization. For the purposes of this representation, any amounts used by Target Fund to pay its Reorganization expenses and to make redemptions and distributions immediately before the Reorganization (except (a) redemptions in the ordinary course of its business required by Section 22(e) of the 1940 Act and (b) regular, normal dividend distributions made to conform to its policy of distributing all or substantially all of its income and gains to avoid the obligation to pay federal income tax and/or the excise tax under Section 4982 of the Code) will be included as assets held thereby immediately before the Reorganization;

4.3.7.     None of the compensation received by any Shareholder who is an employee of or a service provider to Target Fund will be separate consideration for, or allocable to, any of the Target Fund Shares held by such Shareholder; none of the Acquiring Fund Shares received by any such Shareholder will be separate consideration for, or allocable to, any employment agreement, investment advisory agreement, or other service agreement; and the consideration paid to any such Shareholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services;

4.3.8.     Immediately after the Reorganization, the Shareholders will not own shares constituting “control” (within the meaning of Section 304(c) of the Code) of Acquiring Fund;

4.3.9.     Neither Fund will be reimbursed for any expenses incurred by it or on its behalf in connection with the Reorganization unless those expenses are solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B. 187) (“Reorganization Expenses”);

4.3.10.   The aggregate value of the acquisitions, redemptions, and distributions permitted by paragraphs 4.1.17, 4.2.13 and 4.2.18 will not exceed 50% of the value (without giving effect to such acquisitions, redemptions and distributions) of the proprietary interest in Target Fund at the Effective Time;

4.3.11.   All Acquiring Fund Shares, regardless of class designation, issued to Target Fund Shareholders pursuant to the Reorganization will be voting shares;

4.3.12.   Each Fund is engaging in the transactions contemplated pursuant to the Reorganization for valid business reasons; and

4.3.13.   The transfer of assets by Target Fund to Acquiring Fund is not the result of a solicitation by a promoter, broker or investment house.

5.	COVENANTS

5.1.     Each Fund covenants to operate its respective business in the ordinary course between the date hereof and the Closing, it being understood that:

(a)	such ordinary course will include declaring and paying customary dividends and other distributions and such changes in operations as are contemplated by each Fund’s normal business activities; and

(b)

each Fund will retain exclusive control of the composition of its portfolio until the Closing; provided that (1) Target Fund shall not dispose of more than an insignificant portion of its historic business assets (as defined above) during such period without Acquiring Fund’s prior consent, and (2) if Target Fund’s shareholders approve this Agreement (and the transactions contemplated hereby), then between the date of such approval and the Closing, the Investment Companies shall coordinate the Funds’ respective portfolios so that the transfer of Assets to Acquiring Fund will not cause it to fail to be in compliance with all of its investment policies and restrictions immediately after the Closing.

5.2.     Target Fund covenants to call a shareholders’ meeting to consider and act on this Agreement and to take other action necessary to obtain approval of the transactions contemplated hereby (“Shareholders’ Meeting”).

5.3.     Target Fund covenants that the Acquiring Fund Shares to be delivered hereunder are not being acquired for the purpose of making any distribution thereof, other than in accordance with the terms hereof.

5.4.     Target Fund covenants that it will assist Institutional Trust in obtaining information Institutional Trust reasonably requests concerning the beneficial ownership of Target Fund Shares.

5.5.     Target Fund covenants that its books and records (including all books and records required to be maintained under the 1940 Act and the rules and regulations thereunder) will be turned over to Institutional Trust at the Closing.

5.6.     Each Fund covenants to cooperate in preparing the Proxy Statement in compliance with applicable federal securities laws.

5.7.     Each Fund covenants that it will, from time to time, as and when requested by the other Fund, execute and deliver or cause to be executed and delivered all such assignments and other instruments, and will take or cause to be taken such further actions, as the other Fund may deem necessary or desirable in order to vest in, and confirm to, (a) Acquiring Fund, title to and possession or all the Assets, and (b) Target Fund, title to and possession of the Acquiring Fund Shares to be delivered hereunder, and otherwise to carry out the intent and purpose hereof.

5.8.     Acquiring Fund covenants to use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such state securities laws it may deem appropriate in order to continue its operations after the Effective Time.

5.9.     Subject to this Agreement, each Fund covenants to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable to consummate and effectuate the transactions contemplated hereby.

6.	CONDITIONS PRECEDENT

The obligations of the Retail Trust, on behalf of each Target Fund, and the obligations of the Institutional Trust, on behalf of each Acquiring Fund, shall be subject to (a) performance by the other Fund of all its obligations to be performed hereunder at or before the Effective Time; (b) all representations and warranties of the other Fund contained herein being true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated hereby, as of the Effective Time, with the same force and effect as if made at and as of the Effective Time; and (c) the following further conditions being satisfied at or before the Effective Time.

6.1.     This Agreement and the transactions contemplated hereby shall have been duly approved by each Board and shall have been approved by Target Fund’s shareholders in accordance with applicable law.

6.2.     All necessary filings shall have been made with the SEC and state securities authorities, and no order or directive shall have been received that any other or further action is required to permit the parties to carry out the transactions contemplated hereby. The Registration Statement shall have become effective under the 1933 Act, no stop orders suspending the effectiveness thereof shall have been issued, and the SEC shall not have issued an unfavorable report with respect to the Reorganization under Section 25(b) of the 1940 Act nor instituted any proceedings seeking to enjoin consummation of the transactions contemplated hereby under Section 25(c) of the 1940 Act. All consents, orders and permits of federal, state and local regulatory authorities (including the SEC and state securities authorities) deemed necessary by either Investment Company to permit consummation in all material respects of the transactions contemplated hereby shall have been obtained, except where failure to obtain same would not involve a risk of a material adverse effect on the assets or properties of either Fund, provided that either Investment Company may for itself waive any of such conditions.

6.3.     At the Effective Time, no action, suit or other proceeding shall be pending before any court or governmental agency in which it is sought to retrain or prohibit, or to obtain damages or other relief in connection with, the transaction contemplated hereby.

6.4.     Retail Trust shall have received an opinion of Sutherland, Asbill & Brennan LLP (“Counsel”) substantially to the effect that:

6.4.1.   Acquiring Fund is a duly established series of Institutional Trust, a statutory trust duly organized and validly existing under the laws of the State of Delaware with power under its Declaration of Trust to own all of its properties and assets and, to Counsel’s knowledge, to carry on its business as presently conducted;

6.4.2.   This Agreement (a) has been duly authorized, executed and delivered by Institutional Trust on behalf of Acquiring Fund, and (b) assuming due authorization, execution and delivery of this Agreement to Retail Trust on behalf of Target Fund, is a valid and legally binding obligation of Institutional Trust with respect to Acquiring Fund, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and by general principles of equity;

6.4.3.   The execution and delivery of this Agreement did not, and the consummation of the transactions contemplated hereby will not, materially violate Institutional Trust’s Declaration of Trust or any provision of any agreement (known to Counsel, without any independent inquiry or investigation) to which Institutional Trust (with respect to Acquiring Fund) is a party or by which it is bound or (to Counsel’s knowledge, without any independent inquiry or investigation) result in the acceleration of any obligation, or the imposition of any penalty, under any agreement, judgment or decree to which Institutional Trust (with respect to Acquiring Fund) is a party or by which it is bound, except as set forth in such opinion or as otherwise disclosed in writing to and accepted by Retail Trust;

6.4.4.   To Counsel’s knowledge (without any independent inquiry or investigation), no consent, approval, authorization or order of any court or governmental authority is required for the consummation by Institutional Trust on behalf of Acquiring Fund of the transaction contemplated herein, except such as have been obtained under the 1933 Act, the 1934 Act and the 1940 Act and such as may be required under state securities laws;

6.4.5.   Institutional Trust is registered with the SEC as an investment company, and to Counsel’s knowledge, no order has been issued or proceeding instituted to suspend such registration; and

6.4.6.   To Counsel’s knowledge (without any independent inquiry or investigation), (a) no litigation, administrative proceeding or investigation of or before any court or governmental body is pending or threatened as to Institutional Trust (with respect to Acquiring Fund) or any of its properties or assets attributable or allocable to Acquiring Fund, and (b) Institutional Trust (with respect to Acquiring Fund) is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects Acquiring Fund’s business, except as set forth in such opinion or as otherwise disclosed in writing to and accepted by Retail Trust.

In rendering such opinion, Counsel may (1) rely, as to matters governed by the laws of the State of Delaware, on an opinion of competent Delaware counsel, (2) make assumptions regarding the authenticity, genuineness and/or conformity of documents and copies thereof without independent verification thereof, (3) limit such opinion to applicable federal and state law, and (4) define the word “knowledge” and related terms to mean the knowledge of attorneys then with Counsel who have devoted substantive attention to matters directly related to this Agreement and the Reorganization.

In addition, such opinion: (1) shall state that while Counsel have not verified, and are not passing upon and do not assume responsibility for, the accuracy, completeness or fairness of any portion of the Registration Statement or any amendment thereof or supplement thereto, they have generally reviewed and discussed certain information furnished therein with respect to the Acquiring Funds with certain officers of the Institutional Trust and that in the course of such review and discussion no facts came to the attention of such Counsel which caused them to believe that, on the effective date of the Registration Statement and any amendment thereof or supplement thereto and only insofar as they relate to the information furnished with respect to the Institutional Trust and the Acquiring Funds, the Registration Statement or any amendment thereof or supplement thereto contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (2) shall state that such Counsel do not express any opinion or belief as to the financial statements, other financial data, statistical data or information relating to the Institutional Trust and the Acquiring Funds contained or incorporated by reference in the Registration Statement; (3) may rely on the opinion of other counsel to the extent set forth in such opinion, provided such other counsel is reasonably acceptable to the Retail Trust; and (4) shall state that such opinion is solely for the benefit of the Retail Trust, the Target Funds and their trustees and officers.

6.5.     Institutional Trust shall have received an opinion of Counsel substantially to the effect that:

6.5.1.   Target Fund is a duly established series of Retail Trust, a statutory trust duly organized and validly existing under the laws of the State of Delaware with power under its

Amended and Restated Declaration of Trust to own all of its properties and assets and, to Counsel’s knowledge, to carry on its business as presently conducted;

6.5.2.   This Agreement (a) has been duly authorized, executed and delivered by Retail Trust on behalf of Target Fund, and (b) assuming due authorization, execution and delivery of this Agreement by Institutional Trust on behalf of Acquiring Fund, is a valid and legally binding obligation of Retail Trust with respect to Target Fund, enforceable in accordance with its terms, excepts as the same may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and by general principles of equity;

6.5.3.   The execution and delivery of this Agreement did not, and the consummation of the transactions contemplated hereby will not, materially violate Retail Trust’s Amended and Restated Declaration of Trust or By-Laws or any provision of any agreement (known to Counsel, without any independent inquiry or investigation) to which Retail Trust (with respect to Target Fund) is a party or by which it is bound or (to Counsel’s knowledge, without any independent inquiry or investigation) result in the acceleration of any obligation, or the imposition of any penalty, under any agreement, judgment or decree to which Retail Trust (with respect to Target Fund) is a party or by which it is bound, except as set forth in such opinion or as otherwise disclosed in writing to and accepted by Institutional Trust;

6.5.4.   To Counsel’s knowledge (without any independent inquiry or investigation), no consent, approval, authorization or order of any court or governmental authority is required for the consummation by Retail Trust on behalf of Target Fund of the transactions contemplated herein, except such as have been obtained under the 1933 Act, the 1934 Act and the 1940 Act and such as may be required under state securities laws;

6.5.5.   Retail Trust is registered with the SEC as an investment company, and to Counsel’s knowledge no order has been issued or proceeding instituted to suspend such registration; and

6.5.6.   To Counsel’s knowledge (without any independent inquiry or investigation), (a) no litigation, administrative proceeding or investigation of or before any court or governmental body is pending or threatened as to Retail Trust (with respect to Target Fund) or any of its properties or assets attributable or allocable to Target Fund, and (b) Retail Trust (with respect to Target Fund) is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects Target Fund’s business, except as set forth in such opinion or as otherwise disclosed in writing to and accepted by Institutional Trust.

In rendering such opinion, Counsel may (1) rely as to matters governed by the laws of the State of Delaware on an opinion of competent Delaware counsel, (2) make assumptions regarding the authenticity, genuineness and/or conformity of documents and copies thereof without independent verification thereof, (3) limit such opinion to applicable federal and state law, and (4) define the word “knowledge” and related terms to mean the knowledge of attorneys then with Counsel who have devoted substantive attention to matters directly related to this Agreement and the Reorganization.

In addition, such opinion: (1) shall state that while Counsel have not verified, and are not passing upon and do not assume responsibility for, the accuracy, completeness or fairness of any portion of the Registration Statement or any amendment thereof or supplement thereto, they have generally reviewed and discussed certain information furnished therein with respect to the Target Funds with certain officers of the Retail Trust and that in the course of such review and discussion no facts came to the attention of such Counsel which caused them to believe that, on the effective date of the Registration Statement and any amendment thereof or supplement thereto and only insofar as they relate to the information furnished with respect to the Retail Trust and the Target Funds, the Registration Statement or any amendment thereof or supplement thereto contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (2) shall state that such Counsel do not express any opinion or belief as to the financial statements, other financial data, statistical data or information relating to the Retail Trust and the Target Funds contained or incorporated by reference in the Registration Statement; (3) may rely on the opinion of other counsel to the extent set forth in such opinion, provided such other counsel is reasonably acceptable to the Institutional Trust; and (4) shall state that such opinion is solely for the benefit of the Institutional Trust, the Target Funds and their trustees and officers.

6.6      Each Investment Company shall have received an opinion of Counsel, addressed to and in the form and substance reasonably satisfactory to it, as to the federal income tax consequences mentioned below (the “Tax Opinion”). In rendering the Tax Opinion, Counsel may rely as to factual matters, exclusively and without independent verification, on the representations made in this Agreement, which Counsel may treat as representations and warranties made to it, and in separate letters addressed to Counsel and the certificates delivered pursuant to paragraph 3.4. The Tax Opinion shall be substantially to the effect that, based on the facts and assumptions stated therein and conditioned on consummation of the Reorganization in accordance with this Agreement, for federal income tax purposes:

6.6.1.   Acquiring Fund’s acquisition of the Assets in exchange solely for Acquiring Fund Shares and Acquiring Fund’s assumption of the Liabilities, followed by Target Fund’s distribution of those Shares pro rata to the Shareholders constructively in exchange for their Target Fund Shares, will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and each Fund will be a “party to the reorganization” within the meaning of Section 368(b) of the Code;

6.6.2.   Target Fund will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund’s assumption of the Liabilities or on the subsequent distribution of those Shares to the Shareholders in constructive exchange for their Target Fund Shares;

6.6.3.   Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities;

6.6.4.   Acquiring Fund’s basis in the Assets will be the same as Target Fund’s basis therein immediately before the Reorganization, and Acquiring Fund’s holding period for the Assets will include Target Fund’s holding period therefor;

6.6.5.   A Shareholder will recognize no gain or loss on the constructive exchange of all of its Target Fund Shares solely for Acquiring Fund Shares pursuant to the Reorganization; and

6.6.6.   A Shareholder’s aggregate basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the aggregate basis for its Target Fund Shares it constructively surrenders in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares will include its holding period for those Target Fund Shares, provided the Shareholder held them as capital assets at the Effective Time.

Notwithstanding subparagraphs 6.6.2 and 6.6.4, the Tax Opinion may state that no opinion is expressed as to the effect of the Reorganization on the Funds or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

At any time before the Closing, either Investment Company may waive any of the foregoing conditions (except the condition set forth in paragraph 6.1) if, in the judgment of its Board, such waiver will not have a material adverse effect on its Fund’s shareholders’ interests.

7.	BROKERAGE FEES AND EXPENSES

7.1.     Each Investment Company represents and warrants to the other that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.

7.2.     Except as otherwise provided herein, all the Reorganization expenses will be borne by Teachers Advisors or one of its affiliates.

8.	ENTIRE AGREEMENT; NO SURVIVAL

Neither party has made any representation, warranty or covenant not set forth herein, and this Agreement constitutes the entire agreement between the parties. The representations, warranties and covenants contained herein or in any document delivered pursuant hereto or in connection herewith shall not survive the Closing.

9.	TERMINATION OF AGREEMENT

This Agreement may be terminated at any time at or prior to the Effective Time, whether before or after approval by Target Fund’s shareholders:

9.1.     By either Fund (a) in the event of the other Fund’s material breach of any representation, warranty or covenant contained herein to be performed at or prior to the Effective Time, (b) if a condition to its obligation has not been met and it reasonably appears that such condition will not or cannot be met, or (c) if the Closing has not occurred on or before [December 31, 2006]; or

9.2.	By the parties’ mutual agreement.

In the event of termination under paragraphs 9.1(c) or 9.2, there shall be no liability for damages on the party of either Fund, or the trustees or officers of either Investment Company, to the other Fund.

10.	AMENDMENT

This Agreement may be amended, modified or supplemented at any time, notwithstanding approval thereof by Target Fund’s shareholders, in any manner mutually agreed upon in writing by the parties; provided that following such approval no such amendment shall have a material adverse effect on the Shareholders’ interests.

11.	MISCELLANEOUS

11.1.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York; provided that, in the case of any conflict between such laws and the federal securities laws, the latter shall govern.

11.2.    Nothing expressed or implied herein is intended or shall be construed to confer upon or give any person, firm, trust or corporation other than the parties and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

11.3.    The parties acknowledge that Retail Trust and Institutional Trust are statutory trusts. Notice is hereby given that this instrument is executed on behalf of each Investment Company’s trustees solely in their capacities as trustees, and not individually, and that each Investment Company’s obligations hereunder are not binding on or enforceable against any of its trustees, officers or shareholders but are only binding on and enforceable against each Investment Company’s assets and property. Each Investment Company agrees that, in asserting any of its rights or claims under this Agreement, it shall look only to the respective Fund’s assets and property in settlement of such rights or claims and not to such trustees or shareholders.

11.4.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been executed by each Investment Company and delivered to the other party hereto. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their duly authorized officers, as of the day and year first above written.

TIAA-CREF INSTITUTIONAL MUTUAL FUNDS,

on behalf of each of the Acquiring Funds listed on Appendix A

By: _______________________________________

Name:

Title:

TIAA-CREF MUTUAL FUNDS,

on behalf of each of the Target Funds listed on Appendix A

By: _______________________________________

Name:

Title:

APPENDIX A

TARGET FUND	CORRESPONDING ACQUIRING FUND
TIAA-CREF International Equity Fund	TIAA-CREF Institutional International Equity Fund
TIAA-CREF Growth Equity Fund	TIAA-CREF Institutional Large-Cap Growth Fund
TIAA-CREF Growth & Income Fund	TIAA-CREF Institutional Growth & Income Fund
TIAA-CREF Equity Index Fund	TIAA-CREF Institutional Equity Index Fund
TIAA-CREF Social Choice Equity Fund	TIAA-CREF Institutional Social Choice Equity Fund
TIAA-CREF Managed Allocation Fund	TIAA-CREF Institutional Managed Allocation Fund II
TIAA-CREF Bond Plus Fund	TIAA-CREF Institutional Bond Plus Fund II
TIAA-CREF Short-Term Bond Fund	TIAA-CREF Institutional Short-Term Bond Fund II
TIAA-CREF High-Yield Bond Fund	TIAA-CREF Institutional High-Yield Fund II
TIAA-CREF Tax-Exempt Bond Fund	TIAA-CREF Institutional Tax-Exempt Bond Fund II
TIAA-CREF Money Market Fund	TIAA-CREF Institutional Money Market Fund